UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 19, 2013

NorthStar Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54671	26-4141646
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective July 19, 2013, the advisory agreement, as amended (the “Advisory Agreement”), among NorthStar Real Estate Income Trust, Inc. (“the Company”), NorthStar Real Estate Income Trust Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”), NS Real Estate Income Trust Advisor, LLC, the Company’s advisor (the “Advisor”), and NorthStar Realty Finance Corp., the Company’s sponsor (the “Sponsor”), was renewed through July 18, 2014 upon terms identical to those in effect through July 18, 2013.  Pursuant to the Advisory Agreement, the Advisor will continue to perform day-to-day operational and administrative services for the Company, including asset management services, acquisition services and stockholder services.

The discussion below contains a summary of significant terms and conditions of the renewed Advisory Agreement and is qualified in its entirety by the Advisory Agreement, a copy of which was filed as Exhibit 10.2 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) (the “Registration Statement”), filed on March 17, 2010, as amended by Amendment No. 1 to the Advisory Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2011, as further amended by Amendment No. 2 to the Advisory Agreement, which was filed as Exhibit 10.12 to Post-Effective Amendment No. 6 to the Registration Statement, filed on November 17, 2011, and as further amended by Amendment No. 3 to the Advisory Agreement, which was filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2012, filed on August 8, 2012. All four of these exhibits are incorporated by reference herein.

The Advisory Agreement has a one-year term and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the parties. Renewals of the Advisory Agreement must be approved by the independent directors of the Company based on an evaluation of the performance of the Advisor. The Advisory Agreement may be terminated:

•                  immediately by the Company or the Operating Partnership for “cause” (as defined in the Advisory Agreement) or upon the bankruptcy of the Advisor;

•                  without cause or penalty by the Company upon 60 days’ written notice; or

•                  with “good reason” (as defined in the Advisory Agreement) by the Advisor upon 60 days’ written notice.

If the Advisory Agreement is terminated or not renewed for any reason except for “cause,” the Advisor will be paid all accrued and unpaid fees and expense reimbursements earned prior to the date of termination, and NorthStar OP Holdings, LLC, an affiliate of the Sponsor (the “Special Unit Holder”), may be entitled to a one-time payment upon the redemption of the special units of the Operating Partnership held by the Special Unit Holder, based on an appraisal of the Company’s portfolio, in the event that the Special Unit Holder would have been entitled to a subordinated distribution under the Operating Partnership’s limited partnership agreement had the Company’s portfolio been liquidated on the termination date.

With respect to each investment made, the Company will pay the Advisor an acquisition fee equal to 1.0% of the amount funded or allocated by the Company to originate or acquire commercial real estate (“CRE”) investments, including acquisition expenses and any financing attributable to such investments. The Company will also pay the Advisor a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on our debt and security investments. The Company will also pay the Advisor a disposition fee for substantial assistance by the Advisor in connection with the sale of the Company’s investments, as determined by the Company’s independent directors, equal to 1% of the contract sales price of each CRE investment sold. No disposition fee will be paid upon the maturity, prepayment, workout, modification or extension of CRE debt, unless there is a corresponding fee paid by the borrower.

The Company will not pay consideration to acquire the Advisor in an internalization transaction unless (i) the Company’s board of directors, including a majority of the independent directors, approves all of the terms and conditions of such internalization transaction; (ii) all of the consideration is payable in shares of the Company’s common stock, held in escrow by a third party; and (iii) such shares held in escrow shall not be released to the Advisor or its affiliates until certain conditions are met. Upon release by the escrow agent, the shares may not be traded for a period of 180 days commencing on the date of release.

The Company has also agreed to pay for or reimburse the Advisor for certain expenses incurred by the Advisor and its affiliates in connection with the services provided by the Advisor under the Advisory Agreement.

All of these fees and expense reimbursements are subject to the limitations on such payments contained in the Company’s Second Articles of Amendment and Restatement.

The Company has agreed to indemnify the Advisor and its affiliates against losses incurred by the Advisor and its affiliates in connection with the performance of its obligations under the Advisory Agreement, subject to terms and conditions contained in the Advisory Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: July 25, 2013	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary